Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MedEquities Realty Trust, Inc.:

We hereby consent to the use of our report included herein dated December 2, 2015, relating to the financial statements of GruenePointe Holdings, LLC, and to the reference to us under the heading “Experts” in the Prospectus.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

December 17, 2015

Macon, Georgia